Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-65693, 333-95339, 333-44526, 333-66028, 333-87172, 333-100092, 333-107849, 333-118129, 333-127436, 333-144297, 333-145907 and 333-148606) pertaining to the 1998 Long-Term Incentive Plan, as amended and restated, the Employee Stock Purchase Plan, as amended and restated, the Directors’ Stock Option Plan, as amended, the Non-U.S. Stock Purchase Plan, and the 2002 Non-Qualified Stock Option Plan of MIPS Technologies, Inc. of our reports dated September 14, 2009 with respect to the consolidated financial statements and schedule of MIPS Technologies, Inc., and the effectiveness of internal control over financial reporting of MIPS Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2009.

                                                /s/ Ernst & Young LLP

Palo Alto, California
September 14, 2009